Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

December 15, 2011

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re: Huntington Ingalls Industries, Inc. — Registration Statement on Form S-4 relating to $600,000,000 aggregate principal amount of 6.875% Senior Notes Due 2018 and $600,000,000 aggregate principal amount of 7.125% Senior Notes Due 2021

Ladies and Gentlemen:

We have acted as counsel to Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and Huntington Ingalls Incorporated, Newport News Energy Company, Newport News Reactor Services, Inc., Newport News Industrial Corporation, Newport News Nuclear Inc., Newport News Shipbuilding and Dry Dock Company, Ingalls Shipbuilding, Inc., Huntington Ingalls Industries International Shipbuilding, Inc., Continental Maritime of San Diego, Inc., Fleet Services Holding Corp. and AMSEC LLC (collectively, the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of (a) $600,000,000 principal amount of 6.875% Senior Notes due 2018 (the “2018 Notes”) of the Company, to be issued in exchange for the Company’s outstanding 6.875% Senior Notes due 2018 pursuant to an indenture, dated as of March 11, 2011, as amended by the supplemental indenture, dated as of March 30, 2011 (collectively, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee, (b) $600,000,000 principal amount of 7.125% Senior Notes due 2021 (together with the 2018 Notes, the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 7.125% Senior Notes due 2021 pursuant to the Indenture (the issuance of the Notes in exchange for the outstanding notes, the “Exchange Offer”), and (c) the guarantees (the “Guarantees”) of each of the Guarantors of the Notes, pursuant to the Indenture.

In our capacity as such counsel, we have reviewed the Indenture and forms of the Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on

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December 15, 2011

certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. the Notes have been duly authorized by the Company and, when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, such Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

2. when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor signatory, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the States of California, Nevada, New York and Virginia, the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws) and the Delaware Limited Liability Company Act (which includes the applicable provisions of the Delaware Constitution and reported judicial interpretations concerning such laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the State of Nevada, we have relied, with the consent of such counsel, upon the opinion, dated as of the date hereof, of Brownstein

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December 15, 2011

Hyatt Farber Schreck, LLP. Our opinion with respect to such matters is subject to the same qualifications, assumptions and limitations as are set forth in that opinion.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantees under the caption “Legal matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP